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                                                                    EXHIBIT 11.1

                          POWERWAVE TECHNOLOGIES, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

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                                Three Months Ended           Year Ended
                              -----------------------  -----------------------
EPS CALCULATION AS OF
 DECEMBER 28, 1997
Shares outstanding at
 September 28, 1997 and
 December 29, 1996,
 respectively...............               17,702,527               15,862,497
Shares issued in Secondary
 Offering and IPO...........                            1,360,000      854,670
Shares issued under the
 Employee Stock Purchase
 Plan.......................                               40,882       16,959
Options exercised during the
 period.....................      71,186       57,859     510,334      241,752
Shares repurchased during
 the period.................    (510,000)     (70,463)   (510,000)     (17,616)
                                          -----------              -----------
Weighted average common
 shares--basic..............               17,689,923               16,958,262
Weighted average options
 issued and outstanding
 during period ending
 December 28, 1997..........     769,026                  970,725
Weighted proceeds assuming
 exercise...................  $6,605,922               $5,117,724
Average price during period.  $    30.77               $    26.44
                              ----------               ----------
Assumed shares bought back
 with proceeds..............     214,367                  204,975
Assumed shares bought back
 with non-qualified tax
 benefit utilizing 37% tax
 rate.......................     205,224                  287,961
Potential common shares.....                  349,435                  477,789
                                          -----------              -----------
Total weighted average
 common shares--diluted.....               18,039,358               17,436,051
Net income at December 28,
 1997.......................              $ 5,302,265              $16,191,153
                                          -----------              -----------
Diluted net income per
 share......................              $      0.29              $      0.92
                                          ===========              ===========
Basic net income per share..              $      0.30              $      0.95
                                          ===========              ===========
EPS CALCULATION AS OF
 JANUARY 3, 1999
Shares outstanding at
 September 27, 1998 and
 December 28, 1997,
 respectively...............               17,245,743               17,263,713
Shares issued under the
 Employee Stock Purchase
 Plan.......................                               57,400       35,318
Options exercised during the
 period.....................       3,933        1,975     228,563      166,198
Shares repurchased during
 the period.................         --           --     (300,000)    (287,424)
                                          -----------              -----------
Weighted average common
 shares--basic..............               17,247,718               17,177,805
Net loss at January 3, 1999.              $(7,172,673)             $(2,965,787)
                                          -----------              -----------
Diluted net loss per share..              $     (0.42)             $     (0.17)
                                          ===========              ===========
Basic net loss per share....              $     (0.42)             $     (0.17)
                                          ===========              ===========
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